Exhibit 10.12

AMENDMENT AND CORRECTION TO TERMINALING SERVICES AGREEMENT

(December 1, 2014)

This Amendment and Correction to Terminaling Services Agreement is made as of the 1st day of December, 2014 between Center Point Terminal Company, LLC, a Delaware limited liability company (“Terminal”), and Enjet, LLC, a Texas limited liability company (“Customer”).

RECITALS

A.             Terminal and Customer are party to that certain Terminaling Services Agreement dated August 14, 2013, as amended by that certain Amendment to Terminaling Services Agreement dated March 1, 2014, and as further amended by that certain Amendment to Terminaling Services Agreement dated November 1, 2014 (collectively, the “Agreement”), which Agreement provides for the storage and handling of residual petroleum products as specified therein at the Terminal Facilities.

B.             Terminal and Customer desire to amend the Agreement pursuant to the terms and conditions contained herein.

AGREEMENT

In consideration of the foregoing, the mutual covenants herein contained and other good and valuable consideration (the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties by their execution hereof), the parties agree as follows:

1.            Definitions. All capitalized terms not otherwise expressly defined herein shall have the respective meanings given thereto in the Agreement.

2.            Amendments.

2.1.          Correction to Stipulated Volumes at the Baton Rouge, Louisiana Terminal Facility. Terminal and Customer incorrectly listed the volume of the dedicated storage provided to Customer at the Baton Rouge Terminal Facility as totaling 711,242 barrels. The correct volume amount is 693,744 barrels. Consistent with invoices issued, Customer’s Stipulated Volumes shall be revised to reflect the correct amount of the dedicated storage reserved at the Baton Rouge Terminal Facility as shown on the Amended Schedule C attached hereto and incorporated herein by this reference.

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2.2.          Amendment to Section 1 of the Agreement. Section 1 of the Agreement shall be amended to add the following sentence: “If, for any reason (other than a force majeure event, which circumstance is provided for in Section 11.1 herein), the capacity available to Customer at a Terminal Facility is less than the amount specified on Schedule C, then in such event the Stipulated Volumes shall be reduced to the extent and for such period of time that such unavailability precludes Customer from meeting its Stipulated Volumes.”

2.3.          Amendment to Section 4.1 of the Agreement. Section 4.1 of the Agreement shall be amended to read as follows: “If additional storage is available, Customer may increase its Stipulated Volumes on the same terms and conditions as set forth in this Agreement or elect to utilize such storage on a “spot” basis. In no event shall the Storage Rates, the Excess Storage Fees, or the Ancillary and Additive Services Fees for such additional storage be less than the amounts set forth in this Agreement. Either party may decrease such “spot” storage upon no less than thirty (30) days advance notice.”

3.            No Other Modification. Nothing contained herein in any way impairs the Agreement or alters, waives, annuls, varies or affects any provision, condition or covenant therein, except as specifically set forth in this Amendment to the Agreement. All other terms and provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment to the Terminaling Services Agreement as of the date first written above.

CENTER POINT TERMINAL COMPANY, LLC

By:	/s/ Kenneth E. Fenton
Name: Kenneth E. Fenton
Title: Executive Vice President

ENJET, LLC

By:	/s/ L. Peter Byler
Name: L. Peter Byler
Title: President

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AMENDED SCHEDULE C

STIPULATED VOLUMES

Terminal	Stipulated Volume (barrels)	Initial Contract Term (estimated commencement 8-14-13)
Baton Rouge	693,744	5 Years
Galveston	439,900	5 Years
Total Stipulated Volumes	1,133,644

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